Contact:   Allison Cooke Kellogg   U.S. TRUST  (212) 852-1127

    For Release: IMMEDIATE                     NEWS
                                               RELEASE



      U.S. TRUST AGREES TO SELL SECURITIES PROCESSING BUSINESSES
                          TO CHASE MANHATTAN


     New York, N.Y., Nov. 18, 1994-U.S. Trust Corporation and The

     Chase Manhattan Corporation have entered into an agreement under which Chase will purchase U.S. Trust's institutional custody, mutual funds servicing and unit trust businesses

     for $363.5 million in Chase common stock, it was announced today by H. Marshall Schwarz, U.S. Trust's chairman and

     chief executive officer.  The transaction, which has been

     approved by the boards of directors of both companies, is

     subject to approval by the Federal Reserve and state banking authorities, as well as U.S. Trust's shareholders.  The

     transaction is expected to be tax-free, subject to a

     favorable Internal Revenue Service ruling, Mr. Schwarz

     added.  U.S. Trust anticipates that the transaction will be consummated during the second quarter of 1995.


     U.S. Trust will effect the sale of the securities processing businesses in two virtually simultaneous steps, Mr. Schwarz explained.  First, U.S. Trust will spin off to its

     shareholders the assets not included in the sale -- its

     asset management, private banking, special fiduciary and

     corporate trust businesses and related subsidiaries -- in

     the form of a new holding company to be named U.S. Trust

     Corporation, with a new bank subsidiary to be named United

     States Trust Company of New York.  U.S. Trust shareholders will receive shares in the new holding company on a share-

     for-share basis.


     Immediately following the spin-off, the old holding company and its principal subsidiary, including only the assets and liabilities of the securities processing businesses, will be merged with Chase.  In the




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     merger, U.S. Trust shareholders would receive approximately

     $37.47 in Chase common stock for each share of U.S. Trust.

     This assumes that there are outstanding at the time of the merger approximately 9.7 million shares of U.S. Trust, which includes the exercise of certain employee stock options.  At the current price per share of Chase common stock,

     shareholders would receive approximately one share of Chase stock for each share of U.S. Trust.  In the event that the price of Chase common stock is below $31 per share at the

     time of the merger, the number of shares that Chase will

     issue will be limited to 11,725,806.  There is no minimum

     number of shares required to be issued.


     Mr. Schwarz noted he anticipates that at the time of the

     merger, the new U.S. Trust Corporation will establish an

     initial annual dividend of approximately $1.00 per share,

     subject to approval of its board of directors.


     In conjunction with the merger, Chase and U.S. Trust will

     sign an agreement, under which Chase will provide

     operational services to U.S. Trust's asset management,

     private banking and corporate trust businesses after

     completion of the merger.


     "The sale of our securities processing businesses and the

     outsourcing of our operational services will enable U.S.

     Trust to concentrate all of its resources on its core

     businesses--asset management services for individuals,

     institutions and mutual funds, private banking, special

     fiduciary services and corporate trust--where we have

     expanded nationally in recent years and where our growth

     prospects are very bright," Mr. Schwarz said.  "These are

     important strategic moves for U.S. Trust, and we're pleased that the transaction also immediately benefits our

     shareholders."




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     "We're very confident that all our clients will be well

     served as Chase acquires our securities processing

     businesses and becomes our operational services provider.

     Chase is a recognized leader in global custody and related securities services and embraces our strong commitment to

     the highest levels of service," Mr. Schwarz added.


     For the nine months ended Sept. 30, 1994, U.S. Trust's

     processing businesses accounted for approximately 37% of

     U.S. Trust's total revenues and approximately 34% of U.S.

     Trust's total operating income before corporate overhead and taxes, according to Mr. Schwarz.


     Of U.S. Trust's total workforce of almost 2,700 people,

     approximately 1,150 employees currently working in the

     company's securities processing businesses, including

     computer services and securities operations, will become

     employees of Chase Manhattan as a result of the merger and outsourcing agreement, said Mr. Schwarz.  Up to an

     additional 200 U.S. Trust employees in those businesses and in staff and support areas will be outplaced in the

     downsizing that will accompany the transaction.


     U.S. trust expects to incur charges of up to $110 million

     (after-tax) associated with various downsizing costs and

     other expenses related to the transaction, Mr. Schwarz

     noted.


     U.S. Trust is a financial services company specializing in asset management, private banking, fiduciary and securities services, with over $32 billion in assets under management and more than $419 billion in total assets under

     administration.  Through its principal subsidiary, United

     States Trust Company of New York, and selected offices

     nationwide, U.S. Trust serves affluent individuals, families and institutions.





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